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                                                                   Exhibit 10.24
                         Baker, Johnston, & Wilson LLP
                       One Independence Plaza, Suite 322
                           Birmingham, AL 35209-2634
                                 (205) 263-9050
                               Fax (205) 263-9051
                             info@bakerjohnston.com
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
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Email:   Brian Shuster                  Address:   brian.shuster@UITlive.com
                                                   (left message on voice mail)
         Sonya Mikic                               sonja@UITlive.com
         Chris Riley                               christopher.riley@unitedleisure.com

From:    J. Brooke Johnston, Jr.        Client Matter No.:1022-01

Date:    December 20, 2000

Re:      Harry Shuster Termination -- Business Judgment Rule
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The purpose of this email is to outline my proposal for a resolution of the current impasse related to the termination of the Company's relationship with Harry Shuster in a manner which will protect, as best we can, Brian and me, as Directors, and the three of you, as officers, so as to allow the Company to move forward into a position where it can accomplish its goals, i.e., the proposed development transactions which are pending now as well as the overall goals set by management for the future.

Obviously, since the parties are so far along on the transaction it is important that this happen as quickly as possible -- if it is in the best interests of the Company and its stockholders. I understand that until the discussion of the issue of who negotiated the deal came up late last week there was essentially agreement among the parties that the deal should be consummated as set forth in the draft Termination Agreement and General Release (the "Termination Agreement") which you have sent me.

I understand that Mr. Shuster has requested that certain language be added to the Termination Agreement to the effect that the deal was negotiated on an arm's length basis without significant involvement by Brian in this process, and that Sonya and Chris have objected to the inclusion of any such language. The procedure which I proposed over the telephone the other day and am briefly outlining in this email is designed to protect Brian, me and all members of the Company's management in the best way that we can. In reviewing this procedure it should be kept in mind that Directors and officers can be held liable for inaction just as easily as for action taken. Since I have just now become aware that the termination of the Consulting Agreement and other Harry Shuster relationships is (and apparently have been) required to enable with the Company to carry out certain of its objectives -- the Nasdaq listing, the engagement of a "Big Five" accounting firm (Ernst & Young) and the pending transactions (Sony, Time Warner), it is imperative that a decision be made either to do the deal or not.
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As discussed with Sonya and Chris over the telephone, the procedure I would propose would be that we schedule a meeting of the Board of Directors as quickly as possible after Brian returns from his trip. This would be a formal, official Board meeting, attended by the three of you, me as the other Director and by corporate counsel for the Company, which I understand to be Troop, Steuber, Pasich, Reddick & Tobey, LLP. The purpose would be to carry out a discussion and decision which would be very carefully documented by minutes taken by corporate counsel so as to protect the Directors decision under the "business judgement rule" made available under Delaware case law.

Without getting into legal language, simply stated, the "business judgment rule" is a rule which provides Directors of public corporations protection in making decisions on behalf of the corporation and its stockholders from later actions brought by stockholders in an attempt to substitute their judgment (or that of the Court) for that of the Board of Directors with 20/20 hindsight. In order to qualify for the rule, the decision taken must be made by the Directors after taking into consideration all relevant matters and issues which a prudent Director would take into consideration under all the circumstances. Thus, I believe we should set in motion as soon as possible a procedure pursuant to which Sonya, Chris and I work together with corporate counsel to delineate all the relevant issues, and set up a procedure for getting all relevant facts lined up, independent advice obtained and be positioned to make the decision on a sound, defensible basis in the Board meeting.

In carrying out this procedure, I believe that the first thing would be for us to get on the telephone and discuss what it is we want to do. I have suggested that I come to Los Angeles for a one day trip during the week between Christmas and the New Year to set the stage and to work with the appropriate parties to get the thing set up. Then, I would propose to come back for the Board meeting, arriving at least a full day ahead of the meeting, so that we will be properly prepared to make the determinations required in a manner to protect all parties. It is important to note that, at the end of the day, it will pretty much need to be a unanimous decision where the members of the management of the Company, i.e., the three of you, are recommending to the Board of Directors, i.e., Brian and me, that in all the circumstances, all pros and cons considered, it is determined that it is in the best interest of the Company to go forward with the Termination Agreement. Then, it is up to the Board of Directors to make its own independent determination, taking that recommendation into consideration, as to whether or not to authorize the execution and delivery of the Termination Agreement and the performance thereof.

As I stated over the telephone, from my perspective, based on the facts known to me at this time (which need to be better developed), the Termination Agreement appears to be a reasonable transaction in all the circumstances. Thus, it seems to me prudent to go through this decision process commencing as soon as possible so that this matter can be properly considered by the Board immediately after Brian's return.

Please let me know what your thoughts are on this matter.

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